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Exhibit 11

AEP INDUSTRIES INC.

COMPUTATION OF THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
For the Three Months Ended January 31, 2003 and 2002

		For the Three Months Ended January 31,
	Shares of Common Stock	Number of Days Outstanding	Days in Period	Weighted Average Number of Shares Outstanding
2003
November 1 – October 31	7,882,338			7,882,338
Shares Issued:
January 6, 2003	19,036	26	92	5,380

Total Weighted Average Shares	7,901,374			7,887,718
Total Dilutive Stock options	—			—

Total Shares	7,901,374			7,887,718

2002
November 1 – October 31	7,794,466			7,794,466
Shares Issued:
January 2, 2002	10,775	30	92	3,514

Total Weighted Average Shares	7,805,241			7,797,980
Total Dilutive Stock options	—			12,482

Total Shares	7,805,241			7,810,462

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  Exhibit 11